Exhibit 23.3
Consent of DeGolyer and MacNaughton Canada Limited

CONSENT OF INDEPENDENT ENGINEERS

We hereby consent to the incorporation by reference, in this Registration Statement of TransGlobe Energy Corporation (“TransGlobe”) on Form S-8, of TransGlobe’s Annual Report on Form 40-F for the fiscal year ended December 31, 2009 filed with the Securities and Exchange Commission on March 22, 2010 (the “Annual Report”), which makes reference to our name and includes our “Report on Reserves Data” dated January 21, 2010 as a schedule to TransGlobe’s Annual Information Form for the fiscal year ended December 31, 2009, which is attached as an exhibit to the Annual Report.

Sincerely,

DeGolyer and MacNaughton Canada Limited

/s/ Attila A. Szabo

Name: Attila A. Szabo, P.Eng.
Title: Senior Vice President
Calgary, Alberta, Canada
November 12, 2010